Exhibit 23.2

Consent of Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated November 20, 2003 on the consolidated balance sheet of Wells Real Estate Investment Trust II, Inc.; dated February 18, 2004 on the consolidated financial statements of Wells Real Estate Investment Trust II, Inc.; dated March 10, 2004 on the Statement of Revenues Over Certain Operating Expenses for the Weatherford Center Houston Building; dated April 2, 2004 on the Statement of Revenues Over Certain Operating Expenses for the Republic Drive Buildings; dated April 7, 2004 on the Statement of Revenues Over Certain Operating Expenses for the Manhattan Towers Property; dated July 1, 2004 on the Statement of Revenues Over Certain Operating Expenses for the 180 Park Avenue Buildings; dated July 8, 2004 on the Statement of Revenues Over Certain Operating Expenses for the 80 M Street Building; dated July 9, 2004 on the Statement of Revenues Over Certain Operating Expenses for the One Glenlake Building; dated August 3, 2004 on the Statement of Revenues Over Certain Operating Expenses for the One West Fourth Street Building, in Post-Effective Amendment No. 5 to the Registration Statement (Form S-11 No. 333-107066) and related Prospectus on Wells Real Estate Investment Trust II, Inc. for the registration of 785,000,000 shares of its common stock.

Atlanta, Georgia

August 13, 2004